Exhibit 4.22

IVS BULK 3720 PTE. LTD.

as Borrower

GRINDROD SHIPPING HOLDINGS LTD.

as Guarantor

and

THE IYO BANK, LTD., SINGAPORE BRANCH

as Lender

TERM FACILITY AGREEMENT

for a loan of up to US$15,720,000

Contents

1	Definitions and interpretation	2
2	The Facility	15
3	Utilisation	15
4	Repayment, Prepayment and Cancellation	16
5	Costs of Utilisation	20
6	Additional Payment Obligations	22
7	Guarantee	29
8	Representations, Undertakings and Events of Default	31
9	Changes to Parties	51
10	Administration	52
11	Governing Law And Enforcement	57
Schedule 1 - The Obligors		58
Schedule 2		59
Part I-Condition Precedent		59
Part II- Condition Subsequent		60
Schedule 3 – Utilisation Requests		62
Schedule 4 – Vessel		63

1

THIS AGREEMENT is dated 29th July　2019 and made between:

(1)	IVS BULK 3720 PTE. LTD. (Co. Reg. No. 201818426K), as borrower, a company incorporated in Republic of Singapore and having a place of business at 200 Cantonment Road #03-01, Southpoint, Singapore 089763 (the Borrower);

(2)	GRINDROD SHIPPING HOLDINGS LTD. (Co. Reg. No. 201731497H), as guarantor, a company incorporated in Republic of Singapore and having a place of business at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the Guarantor );

(3)	THE IYO BANK, LTD., SINGAPORE BRANCH, a company incorporated in Japan and having a place of business at 8 Marina View, #15-02 Asia Square Tower 1, Singapore 018960 as lender (the Lender).

It is agreed as follows:

1	Definitions and interpretation

In this Agreement, unless the context otherwise requires, the following definitions apply:

Account Bank means THE IYO BANK, LTD., Singapore Branch or any other bank designated by the Lender;

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

Approved Broker means Arrows Valuations, Clarkson Valuations Limited, Lorentzen & Stemoco AS, Simpson Spence Young, Fearnleys, Braemar Seascope Ltd as selected by the Borrower and approved by the Lender or such other ship broker or ship valuer as determined by the Lender;

Approved Flag means Singapore or any other flag as may be approved by the Lender (such approval not to be unreasonably withheld or delayed) in respect of the Vessel pursuant to Clause 8.4.2 (Registration of Vessel);

Approved Manager means, in relation to the Vessel, Grindrod Ship Management a division of Grindrod Shipping Pte Ltd., or any other company which the Lender may approve from time to time as the manager of the Vessel pursuant to Clause 8.4.9 (Restrictions on chartering, appointment of managers etc) such approval not to be unreasonably withheld or delayed;

Assignment of Earnings means the assignment of Earnings in respect of the Vessel, made or to be made between the Borrower and the Lender if current Charter exceeds a charter period of more than 12 Months, in such form as the Lender may approve;

Assignment of Insurances means the assignment of Insurances and Requisition Compensation in respect of the Vessel, made or to be made between the Borrower and the Lender, in such form as the Lender may approve.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

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Availability Period means the period from and including the date of this Agreement to and including 8 September 2019 or the date falling at one month after the delivery date of the Vessel whichever comes earlier.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the application of the Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

Builder means Shin Kurushima Toyohashi Shipbuilding Co., Ltd., a company incorporated in Japan and having its office at 22, Akemi-cho,Toyohashi-city, Aichi-pref., 441-8577;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in the Republic of Singapore, Tokyo, and (in relation to any date for payment of US Dollars) New York City, but in relation to the determination of LIBOR in the London interbank market, in London;

Cash Reserve Account means an account held or to be held with the Account Bank in the name of the Borrower or such other account which is designated solely by the Lender as Cash Reserve Account, provided that this Cash Reserve Account may also be used for repayment of the Loan;

Certified Copy means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

Charter means any voyage charter, time charter or any other similar contract for the employment or use of the Vessel for hire, or any bareboat or demise charter of the Vessel;

Code means the US Internal Revenue Code of 1986;

Commitment means the amount of up to US$15,720,000;

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Lender;

Deed of Covenants means the deed of covenants collateral to the Mortgage in respect of the Vessel, made or to be made between the Borrower and the Lender, in such form as the Lender may approve.

Default means an Event of Default or a Potential Event of Default;

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Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

Earnings means, in relation to the Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Lender and which arise out of the use of or operation of the Vessel, including (but not limited to):

(a)	all freight, demurrage, hire and passage moneys, compensation payable to the Borrower or the Lender in the event of requisition of the Vessel for hire, remuneration of salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings, if any; and

(c)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel;

Environmental Claim means, in respect of the Vessel, any claim, proceeding or investigation by any person in respect of any breach of any Environmental Law;

Environmental Law means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or to the carriage of toxic or hazardous material which is capable of polluting the environment;

Environmental Permit means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law necessary for the operation of the business of the Vessel;

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Event of Default means any event or circumstance specified as such in Clause 8.6 (Events of Default);

Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility);

Facility Office means the office of the Lender through which it will perform its obligations under this Agreement;

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

FATCA Application Date means:

(a)	in relation to a withholdable payment described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a withholdable payment described in section 1473(1)(A)(ii) of the Code (which relates to gross proceeds from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a passthru payment described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA;

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction;

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

Fair Market Value means the market value of the Vessel determined in accordance with Clause 8.4.11 (Valuations);

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Borrower and the Lender setting out any of the fees referred to in Clause 5.4 (Fees);

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Finance Documents means:

(a)	this Agreement;

(b)	any Security Document;

(c)	any Utilisation Request; and

(d)	any other document (whether creating a Security Interest or not) designated as such by the Lender and the Borrower and which is executed at any time by an Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (except for leases or hire purchase contracts between any members of the Group);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

GAAP means, in relation to an Obligor, the generally accepted accounting principles, such as the International Financial Reporting Standards (IFRS) or the generally accepted accounting principles prevailing in the USA (US GAAP).

Group means the Borrower, the Guarantor and their Subsidiaries for the time being;

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

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IM SHIPPING PTE. LTD. means a company incorporated under the laws of Republic of Singapore and having a place of business at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763, with its company registration no. 200711432R;

Insurances means:

(a)	all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

Interest Period means, in relation to the Loan, each period determined in accordance with Clause 5.2 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 5.1.3 (Default interest);

Interpolated Screen Rate means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of 11.a.m. (London time) on the Quotation Day for the currency of the Loan;

ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

ISPS Code means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time;

IVS BULK 3708 PTE. LTD. means a company incorporated under the laws of Republic of Singapore and having a place of business at 200 Cantonment Road #03-01, Southpoint, Singapore 089763 with its company registration no. 201818425Z.

IVS IBIS means a steel bulk carrier registered under Singapore flag with official number 396950 owned by IM SHIPPING PTE. LTD.

IVS IBIS Deed of Covenants means the deed of covenants collateral to the IVS IBIS Mortgage in respect of IVS IBIS, made or to be made between the Borrower and the Lender, in such form as the Lender may approve;

IVS IBIS Mortgage means the Singapore statutory ship mortgage (and includes the collateral IVS IBIS Deed of Covenants) in respect of the Vessel, executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve;

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IVS PRESTWICK means the vessel being built by the Builder known during its construction by the Builder’s hull no. 3708 and owned or to be owned by　IVS BULK 3708 PTE. LTD.

IVS PRESTWICK Facility Agreement means a term facility agreement with the commitment amount up to US$15,720,000 made or to be made by the Lender as lender, IVS BULK 3708 PTE. LTD. as borrower and the Guarantor as guarantor for the purpose of funding acquisition cost of IVS PRESTWICK.

LIBOR means, in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of the Loan) the Interpolated Screen Rate for the Loan; or

(c)	If:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for the Interest Period of the Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan the rate (rounded upwards to the nearest four decimal places) at which deposits in US Dollars of amounts comparable to the amount of the Loan (or any relevant part of the Loan) are offered to the Lender in the London interbank market, as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Date for the offering of deposits in US Dollars in a comparable amount for a period comparable to the Interest Period for the Loan or relevant part of it or an Unpaid Sum, and if any such rate is below zero, LIBOR will be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

LMA means the Loan Market Association;

Major Casualty means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$500,000 or the equivalent in any other currency;

Margin means two point zero (2.00) per cent. per annum;

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents, or

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(c)	the validity or enforceability of or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents;

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which the Interest Period is to end;

and the above rules will only apply to the last Month of any period;

Mortgage means the first priority Singapore statutory ship mortgage (and includes the collateral Deed of Covenants) in respect of the Vessel, executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve;

Obligors means the Borrower and the Guarantor and Obligor means any one of them;

Original Financial Statements means the audited Group financial statements of the Guarantor for the financial year ended 31 December 2018;

Party means a party to this Agreement;

Permitted Security Interests means:

(a)	Security Interests created by the Finance Documents;

(b)	(other than in respect of any assets secured or intended to be secured by the Transaction Security) any netting or set-off arrangement entered into by the Borrower or, as the case may be, the Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)	liens for unpaid master’s and crew’s wages in accordance with maritime practice;

(d)	liens for salvage;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than thirty (30) days overdue;

9

(f)	liens arising by operation of law and in the ordinary course of business and not as a result of any default or omission of the Guarantor or the Borrower; and

(g)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel which is not in excess of US$ 500,000 or the equivalent in local currency unless (i) with the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), or (ii) such lien does not subsist for a period more than 45 days.

Potential Event of Default means any event or circumstance specified in Clause 8.6 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Quotation Day means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);

Reference Bank means the principal London office of MUFG Bank, Ltd. Sumitomo Mitsui Banking Corporation, Mizuho Bank, Ltd., and Sumitomo Mitsui Trust Bank, Limited, or such other internationally first class bank as may be appointed by the Borrower with the prior written approval of the Lender;

Repayment Date means each of the dates specified in the repayment schedule in Clause 4.1 (Repayment of Loan) as a “Repayment Date”, as such repayment schedule may be amended and/or supplemented from time to time by the Borrower and the Lender;;

Repayment Instalment means each instalment for repayment of the Loan referred to in the repayment schedule set out in Clause 4.1 (Repayment of Loan) as a “Repayment Instalment” as such repayment schedule may be amended and/or supplemented from time to time by the Borrower and the Lender;

Repeating Representations means each of the representations set out in Clause 8.1 except Clause 8.1.9 (Deduction of Tax), Clause 8.1.13　(Financial Statement) and any representation of any Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

Requisition means:

(a)	any expropriation, confiscation, requisition or acquisition of a Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 60 Business Days redelivered to the full control of the Borrower; and

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(b)	any arrest, capture, seizure or detention of a Ship (including any hijacking or theft) unless it is within 60 Business Days redelivered to the full control of the Borrower.

Requisition Compensation includes all compensation or other moneys payable by reason of any Requisition;

Restricted Party means a person that: (i) is listed on any Sanctions List; (ii) is located in or incorporated under the laws of a country or territory that is the subject of country-wide or territory-wide Sanctions; (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above; or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities;

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States Government; (ii) the United Nations; (iii) the European Union or (iv) the United Kingdom and with regard to (i) – (iv) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty’s Treasury (HMT); (together the Sanctions Authorities);

Sanctions List means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the European Union and/or the United Nations;

Screen Rate means in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower;

Security Documents means

(a)	the Assignment of Insurance;

(b)	the Mortgage;

(c)	the Deed of Covenants;

(d)	the Assignment of Earnings;

(e)	IVS IBIS Mortgage;

(f)	IVS IBIS Deed of Covenants; and

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(g)	any other document (whether creating a Security Interest or not) designated as such by the Lender and the Borrower and which is executed at any time by an Obligor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

Security Interest means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of creating a security interest.

Security Party means any person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

Security Period means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Obligors and any other Security Parties that:

(a)	all amounts which have become due for payment by the Obligors or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither Obligor nor any Security Party has any future or contingent liability under any provision of this Agreement or another Finance Document; and

(d)	the Lender does not reasonably consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of an Obligor or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

Shareholder means GRINDROD SHIPPING PTE. LTD., a company incorporated under the laws of Republic of Singapore having its address at 200 Cantonment Road #03-01 Southpoint, Singapore 089763, with its company registration no. 201731497H;

Signing Date means a date of signing of this Agreement;

Subsidiary means a subsidiary within the meaning of section 1159(2) of the Companies Act 2006;

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

Termination Date means the date falling on the earlier of (i) seven (7) years after the Utilisation Date or (ii) the date on which the Loan has been irrevocably and unconditionally prepaid in accordance with the terms of this Agreement;

Total Loss means, in relation to the Vessel:

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(a)	the actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension) unless it is within sixty (60) days from the Total Loss Date redelivered to the full control of the Borrower; or

(c)	any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft) unless it is within sixty (60) days from the Total Loss Date redelivered to the full control of the Borrower;

Total Loss Date means:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel's insurers in which the insurers agree to treat the Vessel as a Total Loss; and

(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the Total Loss occurred;

Transaction Security means the Security created or intended to be created in favour of any Security Party pursuant to the Finance Documents;

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;

US Tax Obligor means:

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

Utilisation means the utilisation of the Facility;

Utilisation Date means the date of a Utilisation, being the date on which the Loan is to be made;

Utilisation Request means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request);

Vessel means the vessel being built by the Builder known during its construction by the Builder’s hull no. 3720 and owned or to be owned by the Borrower and includes her engines, machinery, masts, spares, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, appliances, equipment, spare gear, replacement parts, fuel, consumables or other stores, belongings and all other appurtenances belonging to or appertaining thereto (whether now owned or hereafter acquired and whether or not on board) and all additions, improvements and replacements thereto.

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1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	a time of day is a reference to Singapore time; and

(i)	terms defined in the singular may be used in the plural and vice versa.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

$, dollars and USD denote lawful currency of the United States of America.

1.4	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in one amount up to the Commitment.

2.2	Purpose

2.2.1	Purpose

The Borrower shall apply the full amount borrowed by it under the Facility towards the ~~re~~financing of ~~the value~~ acquisition cost of the Vessel.

2.2.2	Monitoring

The Lender is not bound to monitor or verify the application of the amount borrowed pursuant to this Agreement.

2.3	Conditions of Utilisation

2.3.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received, or has otherwise waived in writing receipt of, all of the documents and other evidence listed in Part I of Exhibit 2 (Conditions Precedent) in form and substance satisfactory to the Lender (acting reasonably). The Lender shall notify the Borrower promptly upon being so satisfied.

2.3.2	Further conditions precedent

The Lender will only be obliged to advance the Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects

2.3.3	Final Conditions Precedent

The Borrower undertakes to deliver or to cause to be delivered to the Lender the additional documents and other evidence listed in Part II of Schedule 2 (Conditions Subsequent) on the Utilisation Date unless otherwise specified therein, a breach of which shall trigger an additional and separate Event of Default.

2.3.4	Waivers

The conditions precedent and conditions subsequent are inserted solely for the Lender’s benefit. The Lender may waive them, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfilment of such conditions.

3	Utilisation

3.1	Utilisation

3.1.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two (2) Business Days before the proposed Utilisation Date.

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3.1.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 3.2 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 5.2 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

3.2	Currency and amount

3.2.1	The currency specified in an Utilisation Request must be dollars.

3.2.2	The amount of the proposed Loan must be an amount which is not more than the Commitment.

4	Repayment, Prepayment and Cancellation

4.1	Repayment of Loan

(a)	The Borrower shall repay the Loan in accordance with the schedule below, such that on each of the dates stated in Column A below, the Loan shall be reduced by an amount shown opposite that date in Column B below:

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		Column B
No.	Column A Repayment Date	Repayment Instalment		Balance after Repayment
				US$	15,720,000
1	3 Months from the Utilisation Date	US$	262,000	US$	15,458,000
2	6 Months from the Utilisation Date	US$	262,000	US$	15,196,000
3	9 Months from the Utilisation Date	US$	262,000	US$	14,934,000
4	12 Months from the Utilisation Date	US$	262,000	US$	14,672,000
5	15 Months from the Utilisation Date	US$	262,000	US$	14,410,000
6	18 Months from the Utilisation Date	US$	262,000	US$	14,148,000
7	21 Months from the Utilisation Date	US$	262,000	US$	13,886,000
8	24 Months from the Utilisation Date	US$	262,000	US$	13,624,000
9	27 Months from the Utilisation Date	US$	262,000	US$	13,362,000
10	30 Months from the Utilisation Date	US$	262,000	US$	13,100,000
11	33 Months from the Utilisation Date	US$	262,000	US$	12,838,000
12	36 Months from the Utilisation Date	US$	262,000	US$	12,576,000
13	39 Months from the Utilisation Date	US$	262,000	US$	12,314,000
14	42 Months from the Utilisation Date	US$	262,000	US$	12,052,000
15	45 Months from the Utilisation Date	US$	262,000	US$	11,790,000
16	48 Months from the Utilisation Date	US$	262,000	US$	11,528,000
17	51 Months from the Utilisation Date	US$	262,000	US$	11,266,000
18	54 Months from the Utilisation Date	US$	262,000	US$	11,004,000
19	57 Months from the Utilisation Date	US$	262,000	US$	10,742,000
20	60 Months from the Utilisation Date	US$	262,000	US$	10,480,000
21	63 Months from the Utilisation Date	US$	262,000	US$	10,218,000
22	66 Months from the Utilisation Date	US$	262,000	US$	9,956,000
23	69 Months from the Utilisation Date	US$	262,000	US$	9,694,000
24	72 Months from the Utilisation Date	US$	262,000	US$	9,432,000
25	75 Months from the Utilisation Date	US$	262,000	US$	9,170,000
26	78 Months from the Utilisation Date	US$	262,000	US$	8,908,000
27	81 Months from the Utilisation Date	US$	262,000	US$	8,646,000
28	84 Months from the Utilisation Date	US$	262,000	US$	8,384,000

(b)	If the Borrower cancels the whole or any part of the Commitment in accordance with Clause 4.2.2 (Voluntary prepayment) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount of such cancellation.

(c)	If the Borrower draws less than the full Commitment then the amount in Column B shall be reduced proportionately.

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(d)	The Borrower shall ensure that prior to (but in any event, by) each Repayment Date, an amount equivalent to the aggregate of the principal repayable and interest payable on that Repayment Date shall be remitted from the Borrower’s other bank accounts to a non-interest-bearing account of the Borrower opened and maintained with the Lender, so as to enable the Borrower to perform and comply with its obligations under this Clause 4.1 and/or Clause 5.1.2 (Payment of interest) and Clause 10.1.1 (Payments to the Lender).

4.2	Prepayment and Cancellation

4.2.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(b)	the Borrower shall repay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower.

4.2.2	Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part of the Commitment.

4.2.3	Voluntary prepayment

The Borrower may, if it gives the Lender not less than five (5) Business Days (or such shorter period as the Lender may agree) prior notice, prepay the whole or part (but if in part, being an amount that reduce the Loan by a minimum of US$1,000,000 and an amount which is an integral multiple of US$300,000) of the Commitment.

4.2.4	Mandatory Prepayment

(a)	If the Vessel is sold by the Borrower, the Borrower shall, simultaneously with completion of any such sale prepay the whole of the Loan in full together with all interest, Break Costs (if any) and other costs and expenses relating to the Loan. (Following an Event of Default the Vessel may only be sold by the Borrower with the prior consent of the Lender which consent shall not be unreasonably withheld.)

(b)	If the Vessel becomes a Total Loss the Borrower shall prepay the Loan in full together with all interest, Break Costs (if any) and other costs and expenses relating to the Loan. Such repayment shall be made on:

(i)	in respect of a Total Loss arising as a result of a Requisition, the relevant Total Loss Date; and

(ii)	in respect any other Total Loss, the earlier of:

(A)	the date falling 120 days after the Total Loss Date; and

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(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

(c)	If there is a breach of Clause 8.3.17 (Change of Ownership) and/or 8.4.7 (Sanctions) or Clause 8.3.2 (Compliance with laws etc.) (insofar as such breach of Clause 8.3.2 (Compliance with laws etc.) relates to a breach of Sanctions), and if the Lender notifies the Borrower in writing that it will require the Loan to be prepaid in full, the Borrower shall repay the Loan in full together with all interest, Break Costs (if any) and other costs and expenses relating to the Loan, within fourteen (14) days of receipt of notice from the Lender of such prepayment requirement or, if earlier, the date specified by the Lender in such notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

(d)	If IVS IBIS is sold during the Facility Period, the Borrower shall prepay;

(i)	US$1,000,000 in relation to each of the Vessel and IVS PRESTWICK (in total US$2,000,000) if the Loan under this Agreement and the loan under IVS PRESTWICK Facility Agreement remains outstanding; or

(ii)	US$2,000,000 if either the Loan under this Agreement or the loan under IVS PRESTWICK Facility Agreement remains outstanding and such prepayment shall be made within thirty (30) days after the sale of IVS IBIS unless the Borrower provides an alternative Security Interest acceptable to the Lender (such approval shall not be unreasonably withheld).

4.2.5	Automatic Cancellation

Any part of the Facility which is undrawn by the Borrower at the close of business in the Republic of Singapore on the last day of the Availability Period shall be automatically cancelled.

4.2.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 4.2 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any cancellation of Facility under this Agreement shall be made together with any indemnification of cost and loss incurred by the Lender for preparation of the Facility.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any interests, cost, expenses Break Costs, without premium or penalty.

(d)	Any prepayment under this Clause 4.2 will be applied in or towards repaying the relevant remaining instalments (excluding the balloon instalment repayable on the Termination Date (the “Balloon Instalment”)) under Clause 6 (Repayment) rateably, provided that if the relevant remaining instalments (excluding the Balloon Instalment) under Clause 6 (Repayment) are prepaid in full, then any further prepayment will be applied in or towards repaying the Balloon Instalment (or vice versa as the Lender may agree).

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(e)	The Borrower may not reborrow any part of the Facility which is prepaid or repaid.

(f)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of any Commitment except at the times and in the manner expressly provided for in this Agreement.

(g)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

5	Costs of Utilisation

5.1	Interest

5.1.1	Calculation of interest

The rate of interest on the Loan is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR;

5.1.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

5.1.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 5.1.3(a) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 5.1.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

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(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

5.1.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

5.2	INTEREST PERIODS

5.2.1	Duration of Interest Periods

(a)	Subject to this Clause 5.2, each Interest Period shall be for a duration of three (3) Months.

(b)	An Interest Period shall not extend beyond a Repayment Date.

(c)	The first Interest Period for the Loan shall start on the Utilisation Date (including) and ending on the first Repayment Date (including) and each period thereafter commencing on the last day of the preceding Interest Period (excluding) and ending on the day numerically corresponding to every three (3) Months thereafter (including), with the last Interest Period ending on the Termination Date (including).

5.2.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

5.3	Changes to the Calculation of Interest

5.3.1	Market disruption

Subject to any alternative basis agreed and consented to as contemplated by Clause 5.3.3 (Alternative basis of interest or funding), if a Market Disruption Event (as defined below) occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before Interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding participation in the Loan from whatever source it may reasonably select.

5.3.2	In this Agreement Market Disruption Event means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Reference Bank does not supply a rate to the Lender to determine LIBOR for the relevant currency and Interest Period; or

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5.3.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to sub-clause (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

5.3.4	Break Costs

The Borrower shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

5.4	Fees

The Borrower shall pay to the Lender a non-refundable upfront fee in the amount of US$_78,600_____ (being 0.5% of the Commitment) within five (5) Business Days from the Signing Date.

6	Additional Payment Obligations

6.1	Tax Gross Up And Indemnities

6.1.1	Definitions

(a)	In this Agreement:

(i)	Tax Credit means a credit against, relief or remission for, or repayment or refund of any Tax.

(ii)	Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

(iii)	Tax Payment means either the increase in a payment made by an Obligor to the Lender under Clause 6.1.2 (Tax gross-up) or a payment under Clause 6.1.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 6 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

6.1.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify that Obligor on becoming so aware in respect of a payment payable to the Lender.

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(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(f)	The Lender and the Obligors shall cooperate in completing any procedural formalities necessary for an Obligor to make a payment to the Lender without a Tax Deduction.

6.1.3	Tax indemnity

(a)	The Obligors shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Sub-clause (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident or is engaged or deemed to be engaged in a trade or a business or has a presence for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 6.1.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 6.1.2 (Tax gross-up); or

(C)	relates to a FATCA Deduction required to be made by a Party.

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(c)	On making, or intending to make a claim under sub-clause (a) the Lender shall promptly notify the Obligors of the event which will give, or has given, rise to the claim.

6.1.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

6.1.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

6.1.6	Goods and Services tax

The Borrower shall also pay to the Lender within three (3) Business Days of demand, in addition to any amount payable by an Obligor to the Lender under a Finance Document, any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

6.1.7	FATCA Information

(a)	Subject to sub-clause (c), each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru payment percentage or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to sub-clause (a)(i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

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(c)	Sub-clause (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Sub-clause (a) above (including, for the avoidance of doubt, where Sub-clause (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable passthru payment percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru payment percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

6.1.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Lender.

6.2	Increased Costs

6.2.1	Increased costs

(a)	Subject to Clause 6.2.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facilities or on the Lender's (or its Affiliate’s) overall capital;

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(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

6.2.2	Increased cost claims

If the Lender is intending to make a claim pursuant to Clause 6.2.1 (Increased costs) it shall promptly notify the Obligors of the event giving rise to the claim.

6.2.3	Exceptions

(a)	Clause 6.2.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 6.1.3 (Tax indemnity) (or would have been compensated for under Clause 6.1.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph 6.1.3(b)(i) of Clause 6.1.3(b) (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation; or

(iv)	attributable to a FACTA Deduction required to be made by a Party; or

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(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

(b)	In this Clause 6.2, a reference to a Tax Deduction has the same meaning given to the term in Clause 6.1.1 (Definitions).

6.3	Other Indemnities

6.3.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

6.3.2	Other indemnities

Each Obligor shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

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6.3.3	Indemnity to the Lender

The Borrower shall promptly on demand indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

6.4	Mitigation by the Lender

6.4.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 4.2.1 (Illegality), Clause 6.1 (Tax Gross-up and Indemnities), Clause 6.2 (Increased Costs) or 6.4 (Mandatory Cost).

(b)	Sub-clause (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

6.4.2	Limitation of liability

(a)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 6.4 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 6.4.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

6.5	Costs and Expenses

6.5.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

6.5.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Obligors shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request.

6.5.3	Enforcement costs

The Borrower shall on demand, pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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7	Guarantee

7.1	Guarantee and Indemnity

7.1.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due and payable under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

7.1.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

7.1.3	Reinstatement

If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

7.1.4	Waiver of defences

The obligations of the Guarantor under this Clause 7 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 7 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

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(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

7.1.5	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 7. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

7.1.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may following an Event of Default which is continuing:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 7.

7.1.7	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

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(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from the Borrower's obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

7.1.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

8	Representations, Undertakings and Events of Default

8.1	Representations

Each Obligor makes the representations and warranties set out in this Clause 8 to the Lender on the date of this Agreement.

8.1.1	Status

(a)	It is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It is not a FATCA FFI or a US Tax Obligor.

(c)	It and each of its Subsidiaries (if any) has the power to own its assets and carry on its business as it is being conducted.

8.1.2	Shareholder

The Shareholder (directly or indirectly) beneficially and legally owns the majority of the issued share capital of the Borrower and has the power (whether by ownership or shares, proxy, contract, agency or otherwise) to:

(a)	cast or control the casting of the votes of the majority of the issued share capital of the Borrower at a general meeting of the Borrower’s shareholders;

(b)	appoint or remove all, or the majority, of the directors or equivalent officers of the Borrower; or

(c)	give directions with respect to the operations, management and/or financial policies of the Borrower which the directors or equivalent officers of the Borrower are obliged to comply.

8.1.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law as at the date of the relevant Finance Document limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 2.3 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

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8.1.4	Security Interests

No other Security Interest exists, except for Permitted Security Interests in relation to any asset to which a Security Interest created by a Finance Document relates.

8.1.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

8.1.6	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

8.1.7	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of the Security Documents with the appropriate registries.

8.1.8	Governing law and enforcement

(a)	The governing law chosen in each of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any final judgment obtained in the High Courts of England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

8.1.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

8.1.10	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

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(a)	registration of the statements containing particulars of charge of each of the Security Documents at the Accounting and Corporate Regulatory Authority of Singapore and payment of associated fees; and

(b)	registration of the Mortgage at the Maritime and Port Authority of Singapore where title to the Vessel is registered or to be registered in the ownership of the Borrower and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Security Document.

8.1.11	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	Each Obligor shall be deemed to represent upon the Utilisation Date (and as a Repeating Representation thereafter) that no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

8.1.12	No misleading information

(a)	Any factual information provided by any member of the Group prior to the date of this Agreement was true and accurate in all material respects as at the date (if any) at which it is stated;

(b)	All financial projections provided by any member of the Group prior to the date of this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions;

(c)	Nothing has occurred or been omitted from any factual information and no information has been given or withheld that results in the information provided by any member of the Group prior to the date of this Agreement being untrue or misleading in any material respect; and

(d)	All written information supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

8.1.13	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 December 2018.

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8.1.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

8.1.15	Title

Except for the Permitted Security Interests, it has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

8.1.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

8.1.17	Vessel

The Borrower is the sole and beneficial owner of the Vessel which is not in any way subject to any Security Interests except for Permitted Security Interest.

8.1.18	Environmental compliance

Each Obligor has performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessel.

8.1.19	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

8.1.20	Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claim in excess of US$500,000 or the equivalent in any other currency is being or is reasonably likely to be asserted against it with respect to Taxes other than any tax dispute informed of by any Obligor prior to the Signing Date.

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8.1.21	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Managers and the Vessel have been complied with in all material respects.

8.1.22	Anti-bribery, anti-corruption and anti-money laundering laws

(a)	None of the Obligors, any of their Subsidiaries, directors or officers, nor to the best of the knowledge of each Obligor, any of its agents, employees, Affiliates or other person acting on behalf of each Obligor or any of its Subsidiaries is aware of or has taken any action, or has engaged in any activity or conduct, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery, anti-corruption or anti-money laundering laws, rules or regulations.

(b)	The Obligors and each of their respective Subsidiaries have conducted their businesses in compliance with all applicable anti-bribery, anti-corruption or anti-money laundering laws, rules and regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

8.1.23	No insolvency

No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any member of the Group for its winding-up, dissolution, administration or otherwise or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues except for any such steps or proceedings which are vexatious and discharged within thirty (30) days of their commencement and except for any corporate action necessary to voluntarily wind-up and dissolve any Subsidiaries of the Group formed as special purpose entities to acquire a ship and such acquisition does not occur.

8.1.24	No material adverse change

No event or circumstance has occurred which (to the best of its knowledge and belief) might have a Material Adverse Effect.

8.1.25	Sanctions

(a)	Each Obligor, and each of its respective Subsidiaries, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with all Sanctions.

(b)	No Obligor, nor any of their respective Subsidiaries, their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is reasonably likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions.

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8.1.26	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of the Utilisation Request, the date of the Utilisation and the first day of each Interest Period.

8.2	Information Undertakings

The undertakings in this Clause 8 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

8.2.1	Financial statements

Each Obligor shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its annual reports (if prepared) and audited (combined in the case of the Guarantor, and stand-alone in the case of the Borrower) financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, its combined financial statements for that financial half year.

8.2.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by each Obligor pursuant to Clause 8.2.1 (Financial statements) shall be confirmed in writing by a director of that Obligor as fairly representing its financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	Each Obligor shall procure that each set of financial statements delivered pursuant to Clause 8.2.1 (Financial statements) is prepared using GAAP and reflects any litigation, arbitration or administrative proceedings which are current, threatened or pending against the relevant members of the Group, and which might, if adversely determined, have a Material Adverse Effect.

(c)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 8.2.1 (Financial Statements) are in English or accompanied by a certified translation into English.

8.2.3	Information: miscellaneous

Each Obligor shall, upon the written request from the Lender, at its own expense supply to the Lender:

(a)	all documents dispatched to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

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(c)	promptly, such further information regarding the financial condition, business, assets and operations of any member of the Group as the Lender may reasonably request; and

(d)	promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it (including, without limitation, compliance with FATCA).

8.2.4	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by an authorised representative on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

8.2.5	"Know your customer" checks

If:

(a)	the introduction of or change in (or the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment by Lender of any of its rights under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

8.3	General Undertakings

The undertakings in this Clause 8.3 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

8.3.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain the Authorisations in full force and effect; and

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(ii)	supply certified copies to the Lender of, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	No Obligor shall, without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) make any material amendments to its By-Laws or any of its other constitutive documents.

8.3.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

8.3.3	Title

The Borrower will hold the legal title to and own the entire beneficial interest in the Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests.

8.3.4	Negative pledges

(a)	The Borrower shall not create or permit to subsist any Security Interests over any of its assets, including but not limited to the Vessel.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	Permitted Security Interests; or

(iii)	any Security created pursuant to any Finance Document.

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8.3.5	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset (other than the Vessel):

(i)	made in the ordinary course of trading of the Borrower;

(ii)	of obsolete or redundant plant or equipment made at arm’s length and on normal commercial terms; or

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality.

(c)	The Borrower shall not sell or otherwise dispose of the Vessel unless the Facility is fully repaid subject to Clause 4.2.4 (a).

8.3.6	Dividend Restrictions

The Borrower shall not

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or redistribute any dividend or share premium reserve;

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(d)	issue any new shares in its share capital or resolve to do so while any Event of Default is continuing under Clause 8.6. and/or the Borrower is not in compliance with Clause 8.4.10 (Cash Reserve).

8.3.7	Arm’s Length Term

The Borrower shall (and shall ensure that none of its Subsidiaries will) enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business at arm’s length and on normal commercial terms, save for such contracts or arrangements made between members of the Group.

8.3.8	Change of business

The Borrower shall ensure that no material change is made to the general nature of its business (taken as a whole) from that carried on at the date of this Agreement.

8.3.9	Environmental Compliance

Each Obligor shall comply in all material respects with all Environmental Laws subject to the terms and conditions of any Environmental Permit and obtain and maintain any Environmental Permits.

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8.3.10	Environmental Claims

The Borrower shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against it, the Guarantor or the Vessel, or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against it, the Guarantor or the Vessel;

where the claim would be reasonably likely, if determined against the Borrower, the Guarantor or the Vessel, to have a Material Adverse Effect.

8.3.11	Taxation

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith and/or payment can be lawfully withheld and (ii) adequate reserves are being maintained for those Taxes).

8.3.12	Financial Indebtedness

(a)	The Borrower shall not create or permit the creation of any Financial Indebtedness in favour of a third party, whether actual or contingent, without the prior written consent of the Lender.

(b)	Clause 8.3.12(a) above shall not apply if:

(i)	such Financial Indebtedness is in favour of another member of the Group, and such Financial Indebtedness is subordinated to the Indebtedness; or

(ii)	such Financial Indebtedness is incurred in the ordinary course of business.

(c)	The Borrower shall not make advances or loans to or issue guarantees on behalf of any persons or otherwise voluntarily assume any actual or contingent liability in respect of the obligation(s) of any other person, save for advances, loans or guarantees made or issued another member of the Group or in the ordinary course of trading.

8.3.13	Subordinated Indebtedness

Each Obligor shall ensure that any Financial Indebtedness created or to be created in favour of itself from or by the other Obligor shall be subordinated in right of payment to the Indebtedness and on terms and conditions approved by the Lender.

8.3.14	Permitted Investments

The Borrower will not acquire any shares or other securities or make any other investments other than with the prior written consent of the Lender.

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8.3.15	Merger

(a)	The Borrower shall not (and it shall ensure that no other member of the Group will) without the prior written consent of the Lender enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Providing no Default exists or would result therefrom and provided that the Borrower gives advance notice to the Lender of any such event, the above restriction shall not apply to:

(i)	any merger or demerger with a person as a result of which the Borrower or any other member of the Group is the surviving entity; or

(ii)	any intra-group mergers, demergers or corporate reconstructions.

8.3.16	Sanctions

(a)	Each Obligor shall ensure that no part of the proceeds of the Loan or other transaction contemplated by this Agreement shall, directly or indirectly, be used or otherwise make available:

(i)	to fund any trade, business or other activity involving any Restricted Party;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)	in any other manner that would reasonably be expected to result in the occurrence of an Event of Default under Clause 8.6.21 (Sanctions), or (b) the Lender being in breach of any Sanctions or becoming a Restricted Party.

(b)	Each Obligor shall ensure that its assets shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose either Obligors, and/or their assets, any asset subject to a Security Interest under the Finance Documents, the Vessel, the Lender and any other person being party to or which benefits from any Finance Document, any Approved Manager, any crew of the Vessel and/or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

8.3.17	Change of Ownership

The Borrower shall give a prior written notice to the Lender when the ultimate legal or beneficial ownership (as notified to the Lender before the date hereof) of the Borrower is to be changed.

8.4	Ship Covenants

The covenants in this Clause 8.4 remain in force for so long as any amount is outstanding under the Finance Documents or any commitment is in force.

8.4.1	Insurances

(a)	Obligatory insurances

The Borrower shall keep the Vessel owned by it insured at its expense against:

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(i)	usual marine risks appropriate for its operational status (including hull and machinery, port risk, hull interest, freight interest, disbursements and/or increased value, other Total Loss interests, war risks, acts of terrorism and piracy), in an amount such that the insured value of the Vessel is equal to or more than the greater of (i) 110% of the Loan or (ii) the Fair Market Value; and

(ii)	protection and indemnity risks (including the maximum level for oil pollution liability available from time to time under basic protection and indemnity club entry) in respect of the full tonnage of the Vessel, such insurances to be in dollars and effected on such contractual terms and through such insurers and war risks and protection and indemnity associations as the Lender may approve.

(b)	Fleet cover

If the Vessel is insured under a fleet policy, the Borrower shall procure that the relevant insurer provides an undertaking to the Lender that it shall not set off against any claim, any premium due in respect of other vessels in the fleet policy or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels in the fleet policy or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if so requested by the Lender.

(c)	Payment of premiums

The Borrower shall punctually pay all premiums, calls or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

(d)	Policy documents and letters of undertaking

The Borrower shall ensure that the Lender is provided with a letter of undertaking from each broker on behalf of each insurer or protection and indemnity or war risks association giving undertakings to the Lender that:

(i)	a loss payable clause has been endorsed on each policy on terms required by the Lender;

(ii)	any material change to the terms of the insurances described in Clause 8.4.1(a) shall be notified to the Lender; and

(iii)	they will notify the Lender at least fourteen (14) days (or seven (7) days in the case of war risk insurances) before the expiry or cancellation for any reason of the insurances.

The Lender shall be furnished with copies of the relevant policy documents, including copies of all policies, cover notes, letters of undertaking and certificates of entry relating to the obligatory insurances, upon request, and shall provide copies of such documentation received to the Lender.

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(e)	Renewal

The Borrower shall, at least fourteen (14) days before expiry of any obligatory insurance listed in Clause 8.4.1(a), notify the Lender of the names of the brokers (or other insurers) and any protection and indemnity or war risks association intended to be employed by the Borrower for the purposes of renewal of such insurances and of the intended terms of renewal.

(f)	Guarantees

The Borrower will ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and delivered.

(g)	Compliance

The Borrower will take all necessary action and comply with all requirements which may be applicable to the insurances (including the payment of any additional premiums or calls of the Vessel) so as to ensure that the insurances are not made subject to any exclusions or qualifications to which the Lender has not given its approval and are otherwise maintained on terms and conditions approved by the Lender.

(h)	Collection of claims

The Borrower will not settle, compromise or abandon any claim for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which shall at any time become payable in respect of the obligatory insurances for the Vessel.

(i)	Communications

The Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications with brokers, underwriters, insurance companies and protection and indemnity and war risks associations which relate to compliance with requirements applicable to the obligatory insurance on the Vessel.

(j)	Mortgagee’s interest insurance

The Borrower shall indemnify the Lender for the cost of any mortgagee’s interest insurance (including mortgagee’s interest additional perils insurance) which the Lender may effect in respect of the Vessel in an amount of up to 100% of the Loan upon such terms and through such insurers as the Lender may deem appropriate.

8.4.2	Registration of Vessel

(a)	The Borrower will keep the Vessel registered in its name under the laws of an Approved Flag, and shall not permit its registration under any other flag or at any other port without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed.

(b)	The Borrower may not change the registration of the Vessel from one Approved Flag to another Approved Flag unless it provides to the Lender a Mortgage, Deed of Covenants or General Assignment (as applicable) and such other documents as the Lender may reasonably require in form and substance satisfactory to the Lender.

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8.4.3	Classification and repair

The Borrower will keep the Vessel in good, safe and efficient condition consistent with first class ownership and management practice (and upon reasonable notice the Lender shall be entitled to inspect any of the Vessel's books and records) and in particular:

(a)	so as to maintain its class at the highest level with a classification society approved by the Lender free of overdue recommendations and qualifications; and

(b)	so as to comply with the laws and regulations (statutory or otherwise) applicable to vessels registered under the flag state of such Ship and to vessels trading to any jurisdiction to which the Vessel may trade from time to time.

8.4.4	Surveys

The Borrower will submit the Vessel regularly to such periodical or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessel and, if so required, to supply the Lender with copies of all survey reports.

8.4.5	Arrest

The Borrower will promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel, its Earnings or its Insurances except for Permitted Security Interests;

(b)	all tolls, Taxes, dues, fines, penalties and other amounts charged in respect of the Vessel, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessel, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of the Vessel, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or procuring the provision of security or otherwise as the circumstances may require.

8.4.6	Operation of the Vessel

(a)	The Borrower will comply, or procure compliance in all material respects with the ISM Code and ISPS Code, all Environmental Laws and all other laws or regulations relating to the Vessel, its ownership, operation and management or to the business of the Borrower and shall not employ the Vessel nor allow its employment:

(i)	in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and ISPS Code; or

(ii)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risks insurers of the Vessel unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class shipowners trading vessels within the territorial waters of such country at such time and has provided evidence of such cover to the Lender.

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(b)	Without limitation to the generality of Clause 8.4.6(a), the Borrower in respect of the Vessel, shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code or the ISPS Code.

8.4.7	Sanctions

Neither Obligor, nor any Affiliate of any Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

8.4.8	Notification of certain events

The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any incident causing damage to the Vessel which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, promptly complied with;

(d)	any arrest or detention of the Vessel, any exercise or purported exercise of any lien on the Vessel or its Earnings or its Insurances or any requisition of the Vessel for hire;

(e)	any claim for a material breach of the ISM Code and ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with the Vessel.

8.4.9	Restrictions on chartering, appointment of managers etc.

(a)	The Borrower will not, without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed,

(i)	let the Vessel on charter for any period of twelve (12) Months or longer;

(ii)	change the classification society of the Vessel; or

(iii)	put the Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty amount.

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(b)	The Borrower will not, without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed appoint a manager of the Vessel other than an Approved Manager or agree to any alteration to the terms of the Approved Managers’ appointments; and

(c)	In the event where the Borrower let the Vessel on charter for longer than 12 Months, the Borrower shall execute the Assignment of Earnings in respect of such charter.

8.4.10	Security Cover (LTV Clause)

Anytime when the amount equivalent to eighty (80) per cent. (the Security Maintenance Ratio) of the Fair Market Value of the Vessel falls below the principal amount outstanding of the Loan, the Borrower, within five (5) days from the written demand of the Lender, shall prepay such portion of the Loan in order to ensure compliance with the Security Maintenance Ratio.

8.4.11	Valuations

(a)	The Fair Market Value shall be the average of the valuations of the Vessel prepared by two (2) Approved Brokers and given on the basis of a sale for prompt delivery for each free of any existing charter (provided that if the higher of such valuations exceeds the lower of such valuations by more than five (5) per cent, it shall be the average of three (3) valuations from Approved Brokers).

(b)	The Borrower shall, at the cost of the Borrower, arrange for valuation of the Vessel in order to determine the Fair Market Value of the Vessel in accordance with 8.4.11 (a) above on each of the following dates;

Year	Valuation Date
1st year of the Security Period	30th June 2020
2nd year of the Security Period	30th June 2021
3rd year of the Security Period	30th June 2022
4th year of the Security Period	30th June 2023
5th year of the Security Period	30th June 2024
6th year of the Security Period	30th June 2025

(c)	The Obligors shall bear the costs in connection with the Lender obtaining valuations of the Vessel following an Event of Default.

8.4.12	Cash Reserve

The Borrower shall credit, provide, keep, maintain, hold and reserve the following amount at the Cash Reserve Account (the Cash Reserve) on the following dates respectively as security for the Loan.

Quotation date	Amount to be reserved at the Cash Reserve Account
each anniversary of the Utilisation Date (including Termination Date)	USD500,000

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The Borrower may withdraw the Cash Reserve temporarily by sending a ten (10) days prior notice to the Lender provided however the Lender has sole discretion to permit the Borrower to withdraw the Cash Reserve. However if the Cash Reserve is withdrawn, the same amount shall be re-credited to the Cash Reserve Account within thirty (30) days after the withdrawal in any event.

8.5	Security and Application of Proceeds

8.5.1	Security

Each Obligor undertakes with the Lender to execute, deliver and perform its obligations under the Finance Documents, and to procure the execution, delivery and performance by other parties to the Finance Documents, so that at all times during the Security Period, the Finance Documents shall be enforceable in accordance with their terms.

8.5.2	Application of Proceeds

(a)	Any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied (unless otherwise provided for in the relevant Finance Document) in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents;

(v)	fifthly, any surplus shall be paid to the Obligors or to any other person appearing to be entitled to receive such surplus.

(b)	The Lender may vary the order set out in Clause 8.5.2(a)(ii)-(a)(iv) above.

(c)	Clause 8.5.2(a)(i)-(a)(iv) above will override any appropriation made by an Obligor.

8.6	Events of Default

Each of the events or circumstances set out in Clause 8.6.1 (Non-payment) to Clause 8.6.22 (Technical Information) (inclusive) is an Event of Default.

8.6.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless:

(i)	its failure to pay is caused by administrative error; and

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(ii)	payment is made within five (5) Business Days of its due date.

8.6.2	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 8.6.1 (Non-payment) and such failure is not remedied within ten (10) Business Days after the Lender has given notice thereof to the Obligors.

8.6.3	Misrepresentation

Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made.

8.6.4	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

8.6.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled, as from the Utilisation Date, to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 8.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clauses (a) – (d) above is less than US$500,000 for the Borrower and US$2,250,000 for the Guarantor (or its equivalent in any other currency or currencies).

8.6.6	Insolvency

(a)	The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower.

8.6.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, assignment or arrangement with any creditor of the Borrower;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(d)	enforcement of any Security Interest over any assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction.

8.6.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution in excess of US$300,000 affects any asset or assets of a member of the Group, and is not discharged or countered in good faith within ten (10) Business Days after the Borrower became aware of the same.

8.6.9	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of a member of the Group.

8.6.10	Cessation of Business

Any member of the Group ceases to carry on all or a substantial part of its business other than in respect of a solvent reorganisation of a member of the Group which is not the Borrower.

8.6.11	Unlawfulness

It is or becomes unlawful for an Obligor or any other Security Party to perform any of its obligations under the Finance Documents.

8.6.12	Repudiation

(a)	Any Finance Document to which an Obligor is a party ceases for any reason (or is claimed by that Obligor not) to be its legal and valid obligations, binding upon it in accordance with its terms.

(b)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

8.6.13	Security

Any Security Document is not in full force and effect or does not create in favour of the Lender for the benefit of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

8.6.14	Insurances

The Borrower fails to maintain the Insurances in accordance with Clause 8.4.1 (Insurances) or any other provisions in the Security Documents, or any of the Insurances are suspended or cancelled or liable to be avoided or repudiated or may become unenforceable as a result of the non-payment of any premiums, call or contributions or other sums payable in connection with the Insurances.

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8.6.15	Challenge of registration

The registration of the Vessel or the Mortgage is contested in good faith or becomes void or voidable or is liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

8.6.16	Attempted Sale, Mortgage, etc. of Vessel

The Borrower shall, without the prior written consent of the Lender, sell, pledge, mortgage or transfer the Vessel or any part or appurtenance thereof, or change the flag of the Vessel or port of documentation, or attempt to pledge, mortgage or transfer the Vessel or any part or appurtenance thereof, or hypothecate or attempt to change the flag of the Vessel, the port of documentation, or suffer to exist any lien or other Security on the Vessel (other than Permitted Liens).

8.6.17	Arrest of Vessel

The Vessel shall be libelled, arrested, or levied upon or taken into custody by virtue of any attachment or execution against the Borrower or against the Vessel or seized by any governmental or other authority and shall not be released from such libel, arrest, levy, attachment, execution or seizure within 60 days or the Borrower shall fail to give the Lender prompt notice of any such contingency.

8.6.18	Failure to comply with Final Judgment

An Obligor or any other Security Party fails (within ten (10) Business Days after becoming obliged to do so) to comply with or pay any sum due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction.

8.6.19	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or transactions contemplated in the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

8.6.20	Approved Flag

The country of the Approved Flag under which the Vessel is registered becomes involved in hostilities or civil war or there is a seizure of power by unconstitutional means if, in any such case, such event has or is reasonably likely to have a Material Adverse Effect, unless the Vessel is registered under another Approved Flag within ninety (90) days after the Lender has given notice thereof to the Obligors.

8.6.21	Sanctions

Either Obligor, any Affiliate of either Obligor, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party

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8.6.22	Technical Information

The Borrower fails to provide within ten (10) Business Days of the Lender's reasonable request, copies of class records and certificates, survey reports, performance records, copies or SIRE inspection reports and any other technical information, that the Lender may reasonably request, that is readily and/or customarily available for vessels of a similar type to the Vessel, save that where such documentation is not held by the Borrower, it shall make best endeavours to procure such documentation.

8.6.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Obligors:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

8.6.24	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 8.6.23 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

9	Changes to Parties

9.1	Changes to the Lender

9.1.1	Assignments and transfers by the Lender

The Lender may subject to the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed):

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, vessels, securities or other assets.

9.1.2	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

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(a)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

(d)	any information about any Obligor, the Group and the Finance Documents as the Lender shall consider appropriate if, in relation to Clauses 9.1.1 and 9.1.2, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

9.2	Changes to the Obligors

Except as otherwise permitted herein, neither Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

10	Administration

10.1	Payment Mechanics

10.1.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Lender specifies.

10.1.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 10.2 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

10.1.3	Clawback

(a)	Where a sum is to be paid to the Lender under the Finance Documents for another Party, the Lender is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Lender pays an amount to another Party and it proves to be the case that the Lender had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Lender shall on demand refund the same to the Lender together with interest on that amount from the date of payment to the date of receipt by the Lender, calculated by the Lender to reflect its cost of funds.

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10.1.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.1.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

10.1.6	Currency of account

(a)	Subject to sub-clauses (a) and (b) below dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of the Loan or Unpaid Sum or a part of the Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

10.1.7	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

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10.1.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 10.7 (Amendments and Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 10.1.8.

10.2	Set-Off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

10.3	Notices

10.3.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, electronic mail or letter.

10.3.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

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(a)	in the case of each Obligor, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below;

or any substitute address or fax number or department or officer as the Party may notify to the other party by not less than five (5) Business Days’ notice.

10.3.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax when received in legible form; or

(ii)	if by way of letter, the earlier of (i) when it has been left at the relevant address or (ii) two (2) Business Days after being deposited with an internationally recognised overnight courier service with the postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 10.3.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.

10.3.4	Electronic communication

(a)	Any communication to be made by any Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those Parties will be effective only when actually received in readable form.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

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10.3.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

10.4	Calculations And Certificates

10.4.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender, absent of fraud or manifest error, are prima facie evidence of the matters to which they relate.

10.4.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of fraud or manifest error, conclusive evidence of the matters to which it relates.

10.4.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market or the relevant financial market differs, in accordance with that market practice.

10.5	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.6	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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10.7	Amendments And Waivers

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

10.8	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

11	Governing Law And Enforcement

11.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it is/are governed by English law.

11.2	Enforcement

11.2.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 11.2.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

11.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints Grindrod Shipping Services UK Limited of London, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1- The Parties

THE BORROWER

IVS BULK 3720 PTE. LTD.

Address:	200 Cantonment Road, #03-01 Southpoint, Singapore 089763

Phone:	+ 65 6323 0048

Fax:	+ 65 6323 0046

THE GUARANTOR

GRINDROD SHIPPING HOLDINGS LTD.

Address:	200 Cantonment Road, #03-01 Southoint, Singapore 089763

Phone:	+ 65 6323 0048

Fax:	+ 65 6323 0046

THE LENDER

THE IYO BANK, LTD., SINGAPORE BRANCH

Address:	8 Marina View, #15-02 Asia Square Tower 1, Singapore 018960

Tel:	+65-6394-9830

Fax:	+65-6394-9832

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Schedule 2

Part I-Condition Precedent

1	The Borrower and the Guarantor

1.1	A Certified Copy of the constitutional documents of the Borrower, the Guarantor;

1.2	A Certified Copy of a resolution of the board of directors and (if required by the Lender) of the Borrower and the Guarantor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A Certified Copy or original of any power of attorney under which the Finance Documents to which it is a party is executed on behalf of the relevant Obligor (if required, and duly notarised and Singapore-legalised if necessary).

2	Other documents and evidence

2.1	Evidence that the process agent referred to in Clause 11.3 (Service of process), has accepted its appointment;

2.2	A Certified Copy of Original Financial Statements of the Guarantor;

2.3	A specimen signature of all authorised signatories of the Obligors in the form of the Lender;

2.4	All documents as may be reasonably required by the Lender to comply with "know your customer" or similar identification procedures in relation to the Borrower or the Guarantor;

2.5	Evidence of the Vessel is in the absolute and unencumbered ownership of the Borrower; and

2.6	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 5.4 (Fees) and Clause 6.5 (Costs and Expenses) have been paid on the date within five (5) Business Days from the Signing Date.

3	Finance Documents

Duly executed originals of this Agreement;

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Part II- Condition Subsequent

1	Finance Documents

Duly executed originals of the:

1.1	Mortgage;

1.2	Deed of Covenants;

1.3	Assignment of Insurance; and

1.4	Assignment of Earnings

2	Evidence that:

2.1	the Vessel is registered in the name of the Borrower as indicated in Schedule 4 (Vessel) under an Approved Flag;

2.2	the Vessel is in the absolute and unencumbered ownership of the Borrower as indicated in Schedule 4 (Vessel) save for the security created by the Finance Documents and Permitted Security Interests;

2.3	the Mortgage is registered in favour of the Lender immediately following the Utilisation;

2.4	the Vessel is insured in accordance with the covenants given under this Agreement; and

2.5	the Vessel maintains the highest class with the approved classification society free of all overdue recommendations and conditions.

3	Such evidence as the Lender may require of the Borrower’s and/or the relevant Approved Manager’s compliance with the ISM Code and the ISPS Code including but not limited to copies of the following:

3.1	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

3.2	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

3.3	the Vessel's current safety management certificate;

3.4	the ISM Company's current Document of Compliance;

3.5	the Vessel's current International Ship Security Certificate;

3.6	the Vessel's current International Air Pollution Prevention Certificate;

3.7	the Vessel's current Tonnage Certificate;

4	A Certified Copy of each management agreement entered into with an Approved Manager.

5	Evidence that the statements containing particulars of charge of any Security Documents received by the Lender pursuant to the above 1.1 to 1.4 have been registered with the Accounting and Corporate Regulatory Authority of Singapore within the prescribed statutory time limit.

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Provided that if any of above 2.4-2.6, 3.1-3.7 and 4 may not be available on the Utilisation Date, such document may be delivered to the Lender within 14 days after the Utilisation Date.

Legal Opinions

1	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of such other relevant jurisdictions as the Lender may require.

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Schedule 3 – Utilisation Requests

From:	IVS BULK 3720 PTE. LTD.

To:	THE IYO BANK, LTD., SINGAPORE BRANCH

Date:

Dear Sirs,

US$XXXX Facility Agreement dated [●] 2019 (the "Agreement")

1	We refer to the Agreement. This is an Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Amount:	[●]

Interest Period:	three (3) Months

3	We confirm that each condition specified in Clause 2.3.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account] at [●].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

IVS BULK 3720 PTE. LTD.

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Schedule 4– Vessel

	Vessel	IMO No.	Built	Type	Gross Tonnage	Owner
1.	MV "IVS OKUDOGO"	9870874	August 2019	61,000dwt type Bulk Carrier	35,061	IVS BULK 3720 PTE. LTD.

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SIGNATURES

THE BORROWER

SIGNED by Stephen William Griffiths

/s/ Stephen William Griffiths
)
as director/duly authorised	)
for and on behalf of	)
IVS BULK 3720 PTE. LTD.	)
in the presence of:	)

Witness’ signature:	)	/s/ Yvette Kingsley-Wilkins
Witness’ name:	)	Yvette Kingsley-Wilkins
Witness’ address:	)	200 Cantonment Road
#03-01 Southpoint
Singapore 089763

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THE GUARANTOR

SIGNED by Stephen William Griffiths

/s/ Stephen William Griffiths
)
as director/duly authorised	)
for and on behalf of	)
GRINDROD SHIPPING HOLDINGS LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Yvette Kingsley-Wilkins
Witness’ name:	) Yvette Kingsley-Wilkins
Witness’ address:	) 200 Cantonment Road
#03-01 Southpoint
Singapore 089763

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THE LENDER

SIGNED by Yusuke Kawanishi

/s/ Yusuke Kawanishi
)
as Deputy General Manager/duly authorised	)
for and on behalf of	)
The Iyo Bank, Ltd. Singapore Branch)
in the presence of:	)

Witness’ signature:	) /s/ Kuko Shigemi
Witness’ name:	) Kuko Shigemi
Witness’ address:	) 8 Marina View #15-02
Asia Square Tower 1
Singapore 018960

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